EXHIBIT 3.2

State of Delaware Secretary of State Division of Corporations Delivered 01:35 PM 07/31/2015 FILED 01:36 PM 07/31/2015 SRV 151120013 – 2160417 FILE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES

AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ATTITUDE DRINKS INCORPORATED

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

The undersigned, for the purpose of amending the Certificate of Designations, Powers, Preferences, and Rights of Series A Convertible Preferred Stock of Attitude Drinks Incorporated (the “Corporation”), filed with the Secretary of State of the State of Delaware on or about June 2, 2006 and subsequently amended on September 18, 2009 and January 9, 2013 (the “Certificate of Designations”), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY, as follows:

FIRST: That the Certificate of Designations is hereby amended such that Section 2(A) of article fourth of the restated certificate of incorporation is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

2.	Rights, Powers, and Preferences

The Series A shall have the voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions as follows:

A.	Designation and Amount. Out of the Twenty Million (20,000,000) shares of the $.00001 par value authorized preferred stock, Fourteen Million Nine Hundred Ninety Nine Thousand Nine Hundred Forty Nine (14,999,949) shares shall be designated as shares of “Series A,” and Fifty One (51) shares shall be designated as shares of “Series A-1.” The term “Series A” as used herein shall include the term “Series A-1” except in this Section 2.A. and Section 2.D.

SECOND: That the foregoing amendment was duly authorized by the Board of Directors of the Corporation and by the written consent of the stockholders of the corporation in accordance with the provisions of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, Attitude Drinks Incorporated has caused this Certificate of Amendment to the Certificate of Designations, Powers, Preferences, and Rights of Series A Convertible Preferred Stock to be duly executed this 7th day of August, 2015.

ATTITUDE DRINKS INCORPORATED

By:
Name: Roy G. Warren
Title: Chief Executive Officer